EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports Third Quarter Results; Sales Gain of 22.2 Percent

WIXOM, Mich., Nov. 13, 2008 (GLOBE NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), an innovative specialty pharma company developing renal drug therapies and manufacturing dialysate products, reported third quarter 2008 sales of $13.5 million, an increase of 22.2% over sales of $11.1 million in the third quarter of last year. Sales for the first nine months of 2008 were $38.1 million, an increase of 22.6% over the first nine months of 2007. Loss per share in the third quarter of 2008 was ($.18) compared to ($.04) in the third quarter of 2007. Loss per share in the first nine months of 2008 was ($.35) compared to a loss per share of ($.22) in the first nine months of 2007.

Third Quarter Financial Highlights

 *  Quarterly sales of $13.5 million increased 22.2% or
    $2.5 million compared to 2007.
 *  Domestic sales were up 12.3% compared to the third
    quarter of 2007.
 *  Sequential domestic revenue increased 11.1% in the
    third quarter over the second quarter.
 *  Gross profit decreased due to higher than expected
    transportation costs.
 *  SG&A expense in 2008 included a litigation settlement
    charge of $750,000 and non-cash charges for stock
    options and warrants of $0.3 million.
 *  SFP related R&D spending of $1.0 million or 7.3% of
    sales in 2008.
 *  Loss of ($2.5 million) compared to a loss of ($.4 million)
    in the third quarter 2007.
 *  Cash position at September 30, 2008 was $7.5 million.

Nine Months Financial Highlights

 *  Sales increased 22.6% or $7.0 million to $38.1 million
    in the first nine months of 2008 vs. 2007.
 *  Domestic sales increased 16.7% while international
    sales were up 147% compared to the first nine months of
    2007.
 *  Gross profit increased by $573,000 or 26.6% compared to
    the first nine months of 2007.
 *  SG&A expense in 2008 included a litigation settlement
    charge of $750,000 and non-cash charges for stock
    options and warrants of $1.1 million.
 *  R&D expense was $2.6 million for the first nine months
    of 2008 compared to $2.3 million in the first nine months of 2007.
 *  Loss of ($4.8 million) compared to a loss of ($2.6 million)
    in the first nine months of 2007.

SFP Business Highlights

 *  Data Safety Monitoring Board (DSMB), which oversees the
    SFP Phase IIb dose-range study, met in October and
    cited no safety issues; recommended continuation of
    study.
 *  More than 1,500 doses of SFP administered amongst Phase
    IIa, Phase IIb and National Institutes of Health (NIH)
    study with no serious adverse events reported.
 *  Implemented changes to SFP Phase IIb study protocol to
    accelerate enrollment.
 *  Increased number of SFP clinical trial sites to 25+.
 *  NIH study continuing to enroll patients.
 *  Added significant expertise to the Company's Scientific
    Advisory Board with the appointment of additional iron
    experts in the renal field.
 *  Progressed in recruitment of a Chief Medical Officer.

"We continue to make progress on our SFP clinical development and have focused efforts on completing our Phase IIb study," stated Mr. Robert L. Chioini, Chairman and CEO of Rockwell. Mr. Chioini also stated, "The DSMB's recent positive review of SFP and the ongoing trial strengthens our confidence in this innovative drug and its superior safety profile. We will also continue to expand Rockwell's scientific team to advance the development of SFP and explore future opportunities in the specialty pharma market with an emphasis on renal drug therapies."

Rockwell will be hosting a conference call to review its third quarter results and to provide investors with an update on its business development efforts on Thursday, November 13, 2008 at 4:30 pm EST.

Investors are encouraged to call in several minutes in advance at (877) 604-9669 to hear the call or they may listen on the web at the following link:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=34179&c=RMTI&mediakey=D10A5E1DF7A97FB10085D02719B0AE67&e=0

See www.rockwellmed.com for more details and playback options.

Rockwell is a leading, innovative manufacturer and developer of renal drug therapies and critical products focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 370,000 ESRD patients in the United States growing approximately 3-5% on average each year and approximately 2 million ESRD patients world-wide. Rockwell's products are used to maintain life, removing toxins and replacing necessary nutrients in the dialysis patient's bloodstream. Rockwell is currently developing unique, proprietary renal drug therapies for iron maintenance utilizing its dialysate as the delivery mechanism. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy while decreasing cost.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or make statements regarding our anticipated future financial condition, operating results, cash flows or business plans, as well as the timing and cost of obtaining FDA approval of our new SFP product, we are making forward-looking statements. While we believe these forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements which are based on information available to us on the date of this release. Because these forward looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors which could cause such a difference include, without limitation, the risk factors and other risks and uncertainties set forth in the Company's SEC filings, including its Form 10-K for the year ended December 31, 2007 and its Forms 10-Q filed during 2008. The forward- looking statements should be considered in light of these risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by law.

          ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   CONSOLIDATED INCOME STATEMENTS

 For the three and nine months ended Sept. 30, 2008 and Sept. 30, 2007

                           (Unaudited)

                Three Months  Three Months  Nine Months   Nine Months
                    Ended         Ended        Ended         Ended
                  Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
                    2008          2007          2008          2007
                ------------  ------------  ------------  ------------
 Sales          $ 13,533,986  $ 11,073,774  $ 38,128,359  $ 31,096,399
 Cost of Sales    12,755,377     9,953,863    35,400,671    28,942,171
                ------------  ------------  ------------  ------------
  Gross Profit       778,609     1,119,911     2,727,688     2,154,228
 Selling,
  General and
  Administra-
   tive           2,314,188       765,457     5,183,675     2,288,903
 Research and
  Product
  Development        993,262       735,393     2,557,718     2,319,452
                ------------  ------------  ------------  ------------
   Operating
   (Loss)         (2,528,841)     (380,939)   (5,013,705)   (2,454,127)
 Interest
  Expense
  (Income),
  net                (17,795)       51,973      (182,482)      101,924
                ------------  ------------  ------------  ------------
   Net (Loss)   $ (2,511,046) $   (432,912) $ (4,831,223) $ (2,556,051)
                ============  ============  ============  ============
 Basic
  Earnings
  (Loss) per
  Share                ($.18)        ($.04)        ($.35)        ($.22)

 Diluted
  Earnings
  (Loss) per
  Share                ($.18)        ($.04)        ($.35)        ($.22)

        ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEETS

           As of September 30, 2008 and December 31, 2007

                                         September 30,     December 31,
 ASSETS                                      2008             2007
                                          ------------    ------------
                                          (Unaudited)
  Cash and Cash Equivalents               $  7,481,792    $ 11,097,192
  Accounts Receivable, net of
   a reserve of $96,000 in 2008
   and $69,000 in 2007                       5,356,536       4,687,229
  Inventory                                  3,166,566       2,559,051
  Other Current Assets                         535,437         302,573
                                          ------------    ------------
    Total Current Assets                    16,540,331      18,645,945

  Property and Equipment, net                3,332,569       2,840,331
  Intangible Assets                            248,338         270,446
  Goodwill                                     920,745         920,745
  Other Non-current Assets                     116,850         125,667
                                          ------------    ------------
    Total Assets                          $ 21,158,833    $ 22,803,134
                                          ============    ============

 LIABILITIES AND SHAREHOLDERS'
  EQUITY

  Notes Payable & Capitalized
   Lease Obligations                      $    187,682    $    194,239
  Accounts Payable                           3,977,321       2,982,899
  Accrued Liabilities                        2,252,257       1,122,737
  Customer Deposits                            331,043         337,396
                                          ------------    ------------
    Total Current Liabilities                6,748,303       4,637,271

  Long Term Notes Payable &
   Capitalized Lease Obligations                58,190         204,837

    Shareholders' Equity:
  Common Shares, no par value,
   13,834,953 and 13,815,186
   shares issued and outstanding            34,224,870      33,415,106

  Common Share Purchase  Warrants,
   1,414,169 and 1,204,169 warrants
   issued and outstanding                    3,413,443       3,038,411
  Accumulated Deficit                      (23,323,714)    (18,492,491)
                                          ------------    ------------
    Total Shareholders'
     Equity                                 14,352,340      17,961,026
                                          ------------    ------------
    Total Liabilities And
     Shareholders' Equity                 $ 21,158,833    $ 22,803,134
                                          ============    ============

CONTACT:  The Trout Group LLC
          Brian Korb, VP
          (646) 378-2923